Exhibit 99.1

CONSOL Energy Reports July Coal, Gas & Power Production

Revises Third Quarter Outlook

PITTSBURGH (August 25, 2004) – CONSOL Energy Inc. (NYSE:CNX) reports the following production results for the month of July 2004:

COAL (Millions of Tons)	July 2004	July 2003
Northern Appalachia	3.0	3.1
Central Appalachia	0.9	1.1

Total	3.9	4.2

GAS (Billion Cubic Feet)	July 2004	July 2003
Gross	4.6	4.3
Net	4.0	3.8

ELECTRICITY (Megawatt Hours)	July 2004	July 2003
	413	0

Note: All production figures include CONSOL Energy’s portion of production from equity affiliates. Gross gas production includes gas attributable to the royalty holder. Electricity, in megawatt hours, represents CONSOL Energy’s 50% interest.

Production Results For July 2004 Compared With July 2003

Adverse geologic conditions at Mine 84 in Pennsylvania and a roof fall at one end of the longwall face at Buchanan Mine in Virginia (which resulted in a planned longwall move taking longer than expected) were the primary reasons for the decline in coal production in July 2004 compared with results in July 2003.

Because additional producing wells were completed, gross gas production improved in the July period-to-period comparison. Electricity production improved slightly in the period-to-period comparison, reflecting higher demand for electricity.

Outlook for Current Quarter Compared With Previous Guidance

In reviewing actual coal segment production results through mid-August, the company now concludes that several factors will impact expected third quarter results negatively. Consequently, the company is adjusting its targeted coal production range for the quarter ending September 2004 to be between 15.2 million and 15.6 million tons compared with a previously forecasted target of 16.6 million to 17.2 million tons.

Because lower production volumes will result in lower than expected sales volumes for the current quarter, the company expects revenues from the sale of company produced coal will be $41 million to $59 million lower than the previous forecast, depending upon actual production results for the remaining six weeks of the current quarter. As a result, the company now forecasts a loss for the quarter of $0.30 to $0.40 per diluted share compared with a previously forecasted profit for the third quarter of $0.05 to $0.10 per diluted share.

The expected shortfall in production also will result in higher than anticipated unit mining costs because a high percentage of costs associated with underground mines tend to be fixed over short periods of time.

“The revised third quarter production forecast is disappointing,” said J. Brett Harvey, president and chief executive officer. “However, month-to-month and quarter-to-quarter results are often irregular in the underground mining business. We still expect the fourth quarter to be our best coal production quarter in 2004, consistent with the plans we discussed at the beginning of the year. All of our expansion projects are expected to be completed and producing. In addition, our planned outage of one of the longwalls at the Bailey Mine will end and production will resume.”

The company is evaluating the impact of the revised third quarter outlook on full year results. Until additional production information and operating results become available, the company believes shortfalls in forecasted results for the third quarter will not be made up during the remainder of 2004.

Factors Contributing To Change in Production Forecast

As previously disclosed, adverse geologic conditions exist at Mine 84 and these conditions are expected to persist during the remainder of the third quarter. Mining through this area of adverse geology has reduced production and increased mining and maintenance costs.

Consequently, the company plans to adjust the next three longwall panels at Mine 84 in order to avoid the adverse geologic areas and thus reduce the cost impact associated with mining through the areas. When mining is complete in the current panel, the longwall shields, which support the roof in the area of mining, will be altered to improve operating performance.

A shortfall in production at the Buchanan Mine resulted from the scheduled longwall move in July taking longer than expected, as mentioned above.

In August, McElroy Mine experienced a roof fall on the main line haulage, resulting in the shut down of both its longwall mining systems for one week. In addition, the second longwall at McElroy, which started up in August as part of a previously announced two-year expansion project, did not produce expected tonnages in its first week of operation because of unanticipated problems with the belt haulage system

In July, Shoemaker Mine experienced a roof fall along its mainline rail haulage system, reducing production relative to the earlier forecast and compared with July 2003.

Several other mines have experienced equipment problems or geologic problems, and the company’s contract mines in eastern Kentucky have experienced labor shortages and permit delays that have reduced the number of shifts than can be worked. These situations, in the aggregate, also have contributed to the shortfall in production compared with previously forecasted results.

Summary of Changes in Forecast for Third Quarter

	Original Forecast	Revised Forecast
Coal Production (Million tons-co. produced)	16.6 – 17.2	15.2 – 15.6
Coal Sales (Million tons-co. produced)	16.6 – 17.2	15.2 – 15.6
Net Income (Loss) per Share diluted	$0.05 – $0.10	($0.30) – ($0.40)

The company will host a conference call with management that can be heard on the CONSOL Energy website: www.consolenergy.com. at 10:00 AM Eastern Daylight time this morning, August 25, 2004.

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CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has joint ventures that produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an informal SEC inquiry regarding certain matters, which may include allegations contained in an anonymous letter that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities; the continued incurrence of losses in future periods; a reduction in deferred tax assets could materially reduce our operating results and stockholders’ equity and possibly preclude dividend payments; our inability to obtain substantial additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; our ability to comply with restrictions imposed by our senior credit facility; increased cost and expense related to the downgrading of our credit ratings; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; overcapacity in the coal or gas industry impairing our profitability; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; a decline in our customers’ coal requirements; the creditworthiness of our customer base declining; our ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of our acquisition strategy; disputes with customers concerning coal contracts resulting in litigation; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; our failure to remove and dispose of water from coal beds may hamper our ability to produce gas in commercial quantities; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; federal, state and local authorities regulating our gas production activities; deregulation of the electric utility industry having unanticipated effects on our industry; new legislation resulting in restrictions on coal use; federal and state laws imposing treatment, monitoring and reporting obligations on us; management’s ability to correctly estimate and accrue for contingent liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; decline in our share price due to the increase in shares eligible for sale; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.

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